EXHIBIT 10.21
CHANGE IN CONTROL SEVERANCE AGREEMENT
This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of May 20, 2025 (the “Effective Date”), by and between StepStone Group Inc., a Delaware corporation (including any successor, the “Company”), StepStone Group LP, a Delaware limited partnership (the “Partnership”), and David Park (“Executive”).
1.At-Will Employment. Executive acknowledges and agrees that Executive’s employment relationship with the Company is at will. This Agreement does not in any way alter Executive’s at-will status or limit the Company’s or Executive’s right to terminate Executive’s employment with the Company at any time, with or without Cause or advance notice.
2.Definitions.
(a)“Affiliate” means at the time of determination, any “parent” or “subsidiary” of the Company or the Partnership, as such terms are defined in Rule 405 of the U.S. Securities Act of 1933, as amended. The Company will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” means the occurrence of any of the following events: (i) Executive’s failure substantially to perform Executive’s duties and responsibilities to the Company or any Affiliate or violation of a policy of the Company or any Affiliate; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in injury to the Company or any Affiliate; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company or any Affiliate; or (iv) Executive’s breach of any of Executive’s obligations under any written agreement or covenant with the Company or any Affiliate. The determination as to whether Executive is being terminated for Cause will be made in good faith by the Company and will be final and binding on Executive. Executive’s employment will be deemed to have been terminated for Cause if it is determined subsequent to Executive’s termination that grounds for a termination for Cause existed at the time of such termination, as determined by the Company.
(d)“Change in Control” has the meaning set forth in the StepStone Group Inc. 2020 Long-Term Incentive Plan or any successor equity incentive plan as in effect at such time (the “Equity Plan”).
(e)“CIC Protection Period” means the 18-month period beginning on the consummation of a Change in Control.
(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(g)“Code” means the U.S. Internal Revenue Code of 1986, including any applicable regulations and guidance thereunder.
(h)“Company Group” means the Company, the Partnership, their respective Affiliates and their respective other direct or indirect subsidiaries.
(i)“Disability” has the meaning set forth in the Equity Plan.
(j)“Good Reason” means the occurrence of any one or more of the following without Executive’s consent: (i) the Company reduces Executive’s annual base salary, unless such reduction is pursuant to a general reduction in annual base salaries applicable to all similarly situated employees, (ii) Executive experiences a significant diminution of position, duties, responsibilities or status or (iii) Executive is required to relocate to a location that exceeds a 50-mile radius from Executive’s primary workplace prior to the Change in Control. Notwithstanding the foregoing, any assertion by Executive of Good Reason shall not be effective unless (A) Executive provides written notice to the Company of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such condition(s); (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (C) the Termination Date must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.
(k)“Qualifying Termination” means a termination of Executive’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, in each case, during the CIC Protection Period.
(l)“Termination Date” means the date of Executive’s termination of employment with the Company.
3.Effect of Termination.
(a)Accrued Obligations. Upon any termination of Executive’s employment with the Company, Executive shall be entitled to receive:
(i)Executive’s base salary accrued through the Termination Date, payable as soon as practicable following the date of such termination or as otherwise required by applicable law;
(ii)employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, which shall be paid in accordance with the terms of the applicable plans (the amounts described in clauses (i) through (ii) hereof, the “Accrued Obligations”).
(b)Qualifying Termination. Upon a Qualifying Termination, subject to Executive’s execution and non-revocation of a release of claims, in the form provided by the Company (the “Release”), within the time period specified therein and Executive’s continued compliance with any restrictive covenant obligations between Executive and any member of the Company Group and Section 4(j):
(i)Executive shall be entitled to receive an aggregate cash severance payment in an amount equal to two times the sum of (A) Executive’s annual base salary at the rate in effect on the Termination Date (without giving effect to any prior reduction in annual base salary by the Company that would give rise to Good Reason), and (B) Executive’s annual bonus earned for the fiscal year preceding the fiscal year in which the Termination Date occurs (including any portion paid in cash and any portion granted as equity awards), payable in a lump sum within 60 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;
(ii)subject to Executive’s timely election of continuation coverage under COBRA, the Company shall pay the premiums for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) 24 months following the Termination Date; (B) Executive becoming eligible for other group health benefits, or (C) the expiration of Executive’s rights under COBRA; provided, however, that if Executive ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or coverage under other group health benefits), the Company shall pay to Executive within 30 days following the date Executive ceases to be so eligible a lump sum amount equal to (x) 24 less the number of months of COBRA that have previously been provided for as of such date, multiplied by (y) the amount of the COBRA premiums paid by the Company in the final month of COBRA eligibility; provided, further, that in the event that the benefits provided herein would subject the Company or any Affiliate to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, Executive and the Company agree to work together in good faith to restructure the foregoing benefit; and
(iii)notwithstanding anything to the contrary in any applicable plan or award agreement, Executive’s outstanding and unvested equity or equity-based awards, carried interest awards and awards under any incentive fee plan shall become fully vested as of the Termination Date; provided, however, that the treatment of any performance-based vesting conditions under any such awards will be determined as set forth in the applicable plan or award agreement.
Following Executive’s Qualifying Termination, except as set forth in this Section 3(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)Other Terminations. Upon a termination of Executive’s employment that is not described in Section 3(b), except for the Accrued Obligations and under Section 3(d) below, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)Termination and Offices Held. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have automatically resigned as an officer of the Company Group and from the board of managers, board of directors or similar governing body of each member of the Company Group and any other corporation, limited liability company, limited partnership, trade organization, or other entity in which any member of the Company Group holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of any member of the Company Group. Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.
4.At-Will Service. Executive acknowledges and agrees that Executive’s service relationship with the Company is at will. This Agreement does not in any way alter Executive’s at-will status or limit the Company’s or Executive’s right to terminate Executive’s employment with the Company at any time, with or without Cause or advance notice.
5.Miscellaneous.
(a)Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EXECUTIVE HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN CALIFORNIA FOR ANY LAWSUIT FILED THERE CONCERNING EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.
(b)Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the matters set forth herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive. For the avoidance of doubt, this Agreement supersedes and replaces any severance entitlements set forth in any other agreement between the Company and Executive, including any individual employment agreement or offer letter. This Agreement expressly does not serve to address, limit or replace any annual bonus which may be paid to Executive in respect of the fiscal year in which the Termination Date occurs and is silent as to the application of any bonus policy which exists or may be in effect at the time of the Termination Date. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity,

legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.
(f)Counterclaim; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to counterclaim and to seek recoupment of amounts owed by Executive to the Company or the Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.
(g)Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if on the Termination Date Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the payment or provision of benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company or Executive’s earlier death (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 4(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto or any tax imposed under Section 409A.
(h)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 3), such amounts shall be paid to Executive’s beneficiary designated in a notice provided to and accepted by the Company or, in the absence of such designation, to Executive’s estate. This Agreement shall be binding upon any successor to the Company or the Partnership, and its respective assets, businesses or interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company or the Partnership would be obligated under the Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or operation of law be bound by this Agreement, the Company and the Partnership shall require any successor to the Company or the Partnership to expressly and unconditionally agree in writing to honor the obligations of the Company and the Partnership hereunder, in the same manner and to the same extent that the Company and the Partnership would be required to perform if no succession had taken place.
(i)Notice. Any notice required or permitted to be delivered under this Agreement shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, or (iii) the business day following deposit with a reputable overnight courier (or the second business day following deposit in the case of an international delivery). Notice shall be addressed to the Company’s Legal Department and to Executive at the address that Executive most recently provided to the Company. The recipient may acknowledge actual receipt at a time earlier than the deemed receipt set forth herein or by a means other than that set forth herein.
(j)Cooperation. Executive shall fully cooperate with the Company Group and provide truthful information in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party (or any appeal from any proceeding or dispute) which relates to events occurring during Executive’s employment or engagement with the Company Group; provided, that, following termination of Executive’s employment, the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation. Executive understands and agrees that Executive’s cooperation may include making Executive available to the Company Group upon reasonable notice for interviews and factual investigations; appearing at the Company Groups’ request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company Group pertinent information received by Executive in Executive’s capacity as an employee or other service provider; and turning over to the Company Group all relevant documents which are or may come into Executive’s possession in Executive’s capacity an employee or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. This provision shall survive any termination of this Agreement.
(k)Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the severance benefits provided for under this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the severance benefits provided for under this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Agreement shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
(l)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(m)Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
(n)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Change in Control Severance Agreement as of the Effective Date.

STEPSTONE GROUP INC.

/s/ Jason Ment
Name:    Jason Ment
Title:    President & Co-Chief Operating Officer

STEPSTONE GROUP LP
By: StepStone Group Holdings LLC, its general partner

/s/ Jason Ment
Name:    Jason Ment
Title:    Partner, President & Co-Chief Operating Officer

EXECUTIVE

/s/ David Park
Name: David Park
Signature Page to
Change in Control Severance Agreement